Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the IsoTis, Inc. 2006 Incentive Award Plan of our report dated March 21, 2006 (except for Note 1, as to which the date is January 19, 2007), with respect to the consolidated financial statements and schedule of IsoTis S.A., included in the Annual Report (Form 20-F/A) of IsoTis S.A. for the year ended December 31, 2005.
/s/ Ernst & Young LLP
Orange County, California
January 22, 2007